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                                                                   EXHIBIT 3.1

                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                                   NETGRAVITY, INC.

                      (In accordance with Sections 242 and 245 of the Delaware General Corporation Law)

     The undersigned, John W. Danner and Stephen E. Recht, do hereby verify that:

I. They are the duly elected and acting President and Secretary, respectively, of NetGravity, Inc. (formerly "Netvertiser, Inc."), a Delaware corporation (the "corporation").

II. The Certificate of Incorporation of the corporation, originally filed September 5, 1995, with the Delaware Secretary of State, is hereby amended and restated to read in its entirety as follows:


     "ONE.     The name of this corporation is:

                               NetGravity, Inc.

     TWO.      The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THREE.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOUR.     The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the corporation is authorized to issue is 35,000,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is 26,540,194 with a par value of $0.001 per share, of which 4,404,578 are designated "Series A Preferred Stock," 4,404,578 are designated "Series A-1 Preferred Stock," 4,307,969 are designated "Series B Preferred Stock," 4,307,969 are designated "Series B-1 Preferred Stock," 4,557,550 are designated Series C Preferred Stock" and 4,557,550 are designated "Series C-1 Preferred Stock," subject to an automatic change in designation pursuant to Section 3(c).

     The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares

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of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as set forth below.



     SECTION 1.  DIVIDENDS.  The holders of the Series A Preferred Stock,
Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.08, $0.08, $0.08, $0.08, $0.18 and $0.18 per share per annum, respectively, when and if declared by the corporation's board of directors (such annual amounts, the "Preferential Dividend"). No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in capital stock, until the Preferential Dividend for such year has been declared and paid on the Preferred Stock, and no dividends on the Common Stock shall be paid unless, in addition to the Preferential Dividend, the amount of such dividend on the Common Stock is also paid on the Preferred Stock on an as-converted to Common Stock basis. All other dividends on the Preferred Stock shall be declared and paid on the outstanding shares of each series of Preferred Stock pro rata on an as-converted to Common Stock basis.

     SECTION 2.  DISTRIBUTION OF ASSETS UPON LIQUIDATION.

          (a) LIQUIDATION PREFERENCE. The total amounts payable by the corporation to the holders of outstanding Preferred Stock in the event of any liquidation, dissolution or winding up of the corporation (any such event, a "Liquidation") in respect of their ownership of shares of Preferred Stock shall be determined by this Section 2. Such amounts, on a per-share basis, with respect to a particular series of Preferred Stock shall be referred to herein as the "Per Share Liquidation Amount." Subject to Section 2(b), in the event of any Liquidation, prior and in preference to any distribution of any of the assets or funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock, the holders of Preferred Stock shall be entitled to receive for each outstanding share of each series of Preferred Stock then held by them an amount equal to the Original Issue Price (as defined in Section 3(a), below) applicable to such share plus declared but unpaid dividends on such share (in each case, as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). If, upon a Liquidation, the assets and funds of the corporation legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be insufficient to permit the payment to such holders of Preferred Stock of the full aforementioned preferential amounts, then the entire assets and funds of the corporation legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed ratably among the holders of Preferred Stock in proportion to the aforementioned preferential amounts applicable to the shares of Preferred Stock held by each such holder. If, upon a Liquidation, and after payment to the holders of each series of Preferred Stock of the full amounts specified in the third sentence

                                         -2-
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of this Section 2(a) or in Section 2(b), as applicable, assets or funds of the corporation remain legally available for distribution to stockholders by reason of their ownership of stock of the corporation, then each holder of outstanding shares of a series of Preferred Stock as to which the applicable Per Share Liquidation Amount(s) are NOT determined by Section 2(b) shall, in respect of such holder's ownership of such shares, also be entitled to receive a pro rata share of such remaining assets and funds, calculated on an as-converted to Common Stock basis and based on the total number of shares of Common Stock outstanding or issuable upon conversion of all of the outstanding shares of each series of Preferred Stock in respect of which assets and funds are distributed pursuant to this sentence.

          (b) LIQUIDATION PREFERENCE PHASE OUT. Notwithstanding the provisions of Section 2(a), if the Per Share Liquidation Amount with respect to a particular series of Preferred Stock determined under Section 2(a) (assuming that this Section 2(b) did not apply), would otherwise exceed the applicable Phase Out Amount (as defined below), then such Per Share Liquidation Amount shall instead be determined exclusively by this Section 2(b) and shall be equal to the greater of (i) the applicable Phase Out Amount plus the per-share amount of declared but unpaid dividends on such series or (ii) the amount that would have been distributable under Section 2(c) in respect of the share(s) of Common Stock issuable upon the conversion of one outstanding share of such series, assuming that such share and each other outstanding share of such series were converted into Common Stock pursuant to Section 3(a) immediately prior to the Liquidation. For purposes of this Section 2(b), the term "Phase Out Amount" shall, with respect to each series of Preferred Stock be equal to two times the Original Issue Price applicable to such series, except that the Phase Out Amount for each of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock shall instead be four times its applicable Original Issue Price. The Phase Out Amounts shall be appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like.

          (c) REMAINING PROCEEDS TO COMMON STOCK. Upon a Liquidation, and after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to Sections 2(a) and 2(b), all assets and funds of the corporation that remain legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed ratably among the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

          (d) DEEMED LIQUIDATIONS. For purposes of this Section 2, a merger or consolidation of this corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of this corporation, shall be treated as a Liquidation unless the stockholders of this corporation immediately prior to such transaction hold at least 50% of the outstanding voting equity securities of the surviving corporation in such merger, consolidation or sale of assets reorganization.

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     SECTION 3.  CONVERSION.

          The holders of Preferred Stock shall have conversion rights as follows:

          (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price of such share of Preferred Stock by the Conversion Price at the time in effect for a share of such series of Preferred Stock. The Original Issue Price per share of Series A Preferred Stock and Series A-1 Preferred Stock is $1.01. The Conversion Price per share of Series A Preferred Stock and
Series A-1 Preferred Stock shall be $0.810730869, subject to adjustment from time to time as provided below. The Original Issue Price per share of Series B Preferred Stock and Series B-1 Preferred Stock is $0.99815. The Conversion Price per share of Series B Preferred Stock and Series B-1 Preferred Stock initially shall be $0.99815, subject to adjustment from time to time as provided below. The Original Issue Price per share of Series C Preferred Stock and Series C-1 Preferred Stock is $2.24024. The Conversion Price per share of Series C Preferred Stock and Series C-1 Preferred Stock initially shall be $2.24024, and subject to further adjustment from time to time as provided below.

          (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public involving an aggregate offering price to the public of not less than $10,000,000 at a per share offering price of $3.9926 or more (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) or (ii) the consent of holders of not less than two-thirds of the then outstanding shares of Preferred Stock.

          (c)  SPECIAL MANDATORY CONVERSION.

               (i)  SERIES A PREFERRED STOCK.

                    (A) If at any time following the Original Issue Date (as defined below), the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are given the opportunity, upon at least twenty (20) days advance written notice, to purchase shares of the corporation's capital stock at a price per share (computed on an as-converted to Common Stock basis) which is less than the Conversion Price then in effect for the Series A Preferred Stock, and a holder of Series A Preferred Stock does not purchase its pro rata share (based on the number of shares of Series A Preferred Stock held by such holder and the total number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding) of the securities offered to the holders of Series A Preferred Stock, Series

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B Preferred Stock and Series C Preferred Stock in connection with such financing
(a "Nonparticipating Series A Holder"), then each share of Series A Preferred Stock held by such Nonparticipating Series A Holder shall automatically and without further action on the part of such Nonparticipating Series A Holder be converted immediately prior to the consummation of such financing (and immediately prior to any antidilution adjustment made to Conversion Prices in connection with such financing) into one share of Series A-1 Preferred Stock. Notwithstanding the foregoing, if a Nonparticipating Series A Holder purchases some of the securities offered to the holders of Series A Preferred Stock in such financing (but less than such Nonparticipating Series A Holder's full pro rata share), then the percentage of such Nonparticipating Series A Holder's Series A Preferred Stock that is converted to Series A-1 Preferred Stock pursuant to this Section 3(c)(i)(A) shall only be equal to the percentage of such Nonparticipating Series A Holder's pro rata share that such Nonparticipating Series A Holder did not purchase.

                    (B) In the event any shares of Series A-1 Preferred Stock are issued, concurrently with such issuance, the remaining authorized but unissued shares of Series A-1 Preferred Stock shall resume the status of undesignated shares of Preferred Stock, and shall thereafter be designated as "Series A-2 Preferred Stock" as provided in this Section 3(c). The rights, preferences, privileges and restrictions of the Series A-2 Preferred Stock shall be identical to those of the Series A-1 Preferred Stock, except that the Conversion Price of the Series A-2 Preferred Stock once issued shall be equal to the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issuance (and immediately prior to any antidilution adjustment made to Conversion Prices in connection with the financing to which the issuance of the Series A-2 Preferred Stock is related). Such automatic redesignation shall be repeated upon the issuance of shares of Series A-2 Preferred Stock and upon the issuance of shares of each Series subsequently redesignated in accordance with this Section 3(c)(i) (i.e., Series A-3 Preferred Stock, Series A-4 Preferred Stock, etc.) and all references in this Certificate of Incorporation to Series A-1 Preferred Stock shall include such redesignated shares to the extent necessary to give effect to this Section 3(c)(i).

               (ii) SERIES B PREFERRED STOCK.

                    (A) If at any time following the Original Issue Date (as defined below), the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are given the opportunity, upon at least twenty (20) days advance written notice, to purchase shares of the corporation's capital stock at a price per share (computed on an as-converted to Common Stock basis) which is less than the Conversion Price then in effect for the Series B Preferred Stock, and a holder of Series B Preferred Stock does not purchase its pro rata share (based on the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such holder and the total number of shares of Series B Preferred Stock then outstanding) of the securities offered to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in connection with such financing (a "Nonparticipating Series B Holder"), then each share of Series B Preferred Stock held by such

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Nonparticipating Series B Holder shall automatically and without further action on the part of such Nonparticipating Series B Holder be converted immediately prior to the consummation of such financing (and immediately prior to any antidilution adjustment made to Conversion Prices in connection with such financing) into one share of Series B-1 Preferred Stock. Notwithstanding the foregoing, if a Nonparticipating Series B Holder purchases some of the securities offered to the holders of Series B Preferred Stock in such financing (but less than such Nonparticipating Series B Holder's full pro rata share), then the percentage of such Nonparticipating Series B Holder's Series B Preferred Stock that is converted to Series B-1 Preferred Stock pursuant to this
Section 3(c)(ii)(A) shall only be equal to the percentage of such Nonparticipating Series B Holder's pro rata share that such Nonparticipating Series B Holder did not purchase.

                    (B) In the event any shares of Series B-1 Preferred Stock are issued, concurrently with such issuance, the remaining authorized but unissued shares of Series B-1 Preferred Stock shall resume the status of undesignated shares of Preferred Stock, and shall thereafter be designated as "Series B-2 Preferred Stock" as provided in this Section 3(c). The rights, preferences, privileges and restrictions of the Series B-2 Preferred Stock shall be identical to those of the Series B-1 Preferred Stock, except that the Conversion Price of the Series B-2 Preferred Stock once issued shall be equal to the Conversion Price of the Series B Preferred Stock in effect immediately prior to such issuance (and immediately prior to any antidilution adjustment made to Conversion Prices in connection with the financing to which the issuance of the Series B-2 Preferred Stock is related). Such automatic redesignation shall be repeated upon the issuance of shares of Series B-2 Preferred Stock and upon the issuance of shares of each Series subsequently redesignated in accordance with this Section 3(c)(ii) (i.e., Series B-3 Preferred Stock, Series B-4 Preferred Stock, etc.) and all references in this Certificate of Incorporation to Series B-1 Preferred Stock shall include such redesignated series to the extent necessary to give effect to this Section 3(c)(ii).

               (iii)     SERIES C PREFERRED STOCK.

                    (A) If at any time following the Original Issue Date (as defined below), the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are given the opportunity, upon at least twenty (20) days advance written notice, to purchase shares of the corporation's capital stock at a price per share (computed on an as-converted to Common Stock basis) which is less than the Conversion Price then in effect for the Series C Preferred Stock, and a holder of Series C Preferred Stock does not purchase its pro rata share (based on the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such holder and the total number of shares of Series C Preferred Stock then outstanding) of the securities offered to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in connection with such financing (a "Nonparticipating Series C Holder"), then each share of Series C Preferred Stock held by such Nonparticipating Series C Holder shall automatically and without further action on the part of such Nonparticipating Series C Holder be converted immediately prior to the consummation of such

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financing (and immediately prior to any antidilution adjustment made to
Conversion Prices in connection with such financing) into one share of Series C-1 Preferred Stock. Notwithstanding the foregoing, if a Nonparticipating
Series C Holder purchases some of the securities offered to the holders of Series C Preferred Stock in such financing (but less than such Nonparticipating Series C Holder's full pro rata share), then the percentage of such Nonparticipating Series C Holder's Series C Preferred Stock that is converted to Series C-1 Preferred Stock pursuant to this Section 3(c)(iii)(A) shall only be equal to the percentage of such Nonparticipating Series C Holder's pro rata share that such Nonparticipating Series C Holder did not purchase.

                    (B) In the event any shares of Series C-1 Preferred Stock are issued, concurrently with such issuance, the remaining authorized but unissued shares of Series C-1 Preferred Stock shall resume the status of undesignated shares of Preferred Stock, and shall thereafter be designated as "Series C-2 Preferred Stock" as provided in this Section 3(c). The rights, preferences, privileges and restrictions of the Series C-2 Preferred Stock shall be identical to those of the Series C-1 Preferred Stock, except that the Conversion Price of the Series C-2 Preferred Stock once issued shall be equal to the Conversion Price of the Series C Preferred Stock in effect immediately prior to such issuance (and immediately prior to any antidilution adjustment made to Conversion Prices in connection with the financing to which the issuance of the Series C-2 Preferred Stock is related). Such automatic redesignation shall be repeated upon the issuance of shares of Series C-2 Preferred Stock and upon the issuance of shares of each Series subsequently redesignated in accordance with this Section 3(c)(iii) (i.e., Series C-3 Preferred Stock, Series C-4 Preferred Stock, etc.) and all references in this Certificate of Incorporation to Series C-1 Preferred Stock shall include such redesignated series to the extent necessary to give effect to this Section 3(c)(iii).

               (iv) For the purpose of effecting the provisions of this Section 3(c), the board of directors of the corporation is expressly authorized under
Section 151(g) of the General Corporation Law of Delaware to adopt a resolution or resolutions reducing the number of authorized shares of any Series to be so reduced pursuant to this Section 3(c) (but not below the number of shares thereof then outstanding) and providing for the designation of any new Series of shares to be established in accordance with this Section 3(c), and to cause to be executed, acknowledged, filed and recorded a certificate of designation reflecting such reduction in the authorized number of shares of the series so reduced and setting forth the rights, preferences, privileges and restrictions of such new series of shares.

          (d) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price of such series of Preferred Stock. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to
Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert

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the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted. In the event of an automatic conversion pursuant to Section 3(b) or a special mandatory conversion pursuant to
Section 3(c), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the corporation or the transfer agent for such Preferred Stock; and the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic or special mandatory conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or the transfer agent for such Preferred Stock as provided above, or the holder notifies the corporation or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a public offering of securities described in
Section 3(b), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

          (e) STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be reissued by the corporation.

          (f) ADJUSTMENT OF CONVERSION PRICES OF PREFERRED STOCK. The Conversion Prices shall be subject to adjustment from time to time as follows:

                    (i) ADJUSTMENTS FOR SUBDIVISIONS OR COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (ii) ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the corporation not made on a pro rata basis) payable in property or in securities of the corporation other than shares of Common Stock, and other than as otherwise adjusted for in this
Section 3 or as provided for in Section 1 in connection with a dividend, then and in each such event the holders of Preferred

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Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

                    (iii) ADJUSTMENTS FOR REORGANIZATIONS, RECLASSIFICATIONS OR SIMILAR EVENTS. Except as provided in Section 2 upon any liquidation, dissolution or winding up of the corporation, if the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

                    (iv) ADJUSTMENTS FOR DILUTING ISSUES. In addition to the adjustment of the Conversion Prices provided above, the Conversion Prices of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and, only until such time as shares of such Series are issued, the Conversion Prices of the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock, shall be subject to further adjustment from time to time as follows:

                    (A)  SPECIAL DEFINITIONS.

                         (1)  "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (2)  "Original Issue Date" shall mean the date on which
the first share of Series C Preferred Stock was first issued.

                         (3)  "Convertible Securities" shall mean securities
convertible into or exchangeable for Common Stock, either directly or indirectly.

                         (4)  "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C) deemed to be issued) by the corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C) deemed to be issued):

                              i)   upon conversion of shares of Preferred Stock;

                              ii)  to employees, consultants, directors,
equipment lessors or banks or similar institutional credit financing sources pursuant to plans or arrangements approved by the board of directors;

                              iii) as a dividend or other distribution in
connection with which an adjustment to the Conversion Price is made pursuant to
Section 3(f)(i), (ii) or (iii); or

                              iv) upon the exercise of Options outstanding as of
the Original Issue Date.

                    (B) NO ADJUSTMENT OF CONVERSION PRICES. No adjustment in the Conversion Price applicable to a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) by the corporation is less than such Conversion Price as of the date of, and immediately prior to, such issue.

                    (C) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. Except as otherwise provided in Section 3(f)(iv)(A) or 3(f)(iv)(B), in the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which additional shares of Common Stock are deemed to be issued:

                         (1)  no further adjustment in the Conversion Prices
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (2)  if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

                         (3)  upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Prices computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              i)   in the case of Convertible Securities or
Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                              ii)  in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (4)  no readjustment pursuant to Section 3(f)(iv)(C)(2)
or (3) above shall have the effect of increasing any Conversion Price to an amount which exceeds such Conversion Price on the original adjustment date with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) between such original adjustment date and such readjustment date;

                         (5)  in the case of any Options which expire by their
terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Prices shall be made until the expiration or exercise of all such Options; and

                         (6)  in the case of any Option or Convertible Security
with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Prices shall be made until such number becomes determinable.

                    (D) ADJUSTMENT OF CONVERSION PRICES UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If Additional Shares of Common Stock are issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) without consideration or for a consideration per share (computed on an as-converted to Common Stock basis) less than a Conversion Price in effect on the date of, and immediately prior to, such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest ten millionth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation (as determined in accordance with Section 3(f)(iv)(E)) for the total number of Additional Shares of Common Stock so issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued). For the purposes of this Section 3(f)(iv)(D), all shares of Common Stock issuable upon exercise of outstanding Options, upon conversion of outstanding Convertible Securities, or upon conversion of Convertible Securities following exercise of outstanding Options therefor, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to
Section 3(f)(iv)(C), such Additional Shares of Common Stock shall be deemed to be outstanding.

                    (E)  DETERMINATION OF CONSIDERATION.  For purposes of this
Section 3(f)(iv)(C) the consideration received by the corporation for any Additional Shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) shall be computed as follows:

                         (1)  CASH AND PROPERTY.  Such consideration shall:

                              i)   insofar as it consists of cash, be
computed at the aggregate amount of cash received by the corporation after deducting any commissions paid by the corporation with respect to such issuance;

                              ii)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the board of directors of the corporation; and

                              iii) if Additional Shares of Common Stock are
issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the board of directors of the corporation.

                         (2)  OPTIONS AND CONVERTIBLE SECURITIES.  The
consideration received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(f)(iv)(C), relating to Options and Convertible Securities, shall be the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

               (g) NO IMPAIRMENT. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

               (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Preferred Stock.

               (i) NOTICES OF RECORD DATE. In the event that the corporation shall propose at any time:

                         (i)  to declare any dividend or distribution upon its
Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                         (ii) to offer for subscription pro rata to the holders
of Common Stock any additional shares of stock of any class or series or other rights;

                         (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                         (iv) to merge or consolidate with or into any other
corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

                    then, in connection with any such event, the corporation shall send to the holders of Preferred Stock:

                    (A) in the case of the matters referred to in (i) and (ii) above, at least ten (10) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) or (ii) above; and

                    (B)  in the case of the matters referred to in (iii) and
(iv) above, at least ten (10) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) or for determining rights to vote in respect of the maters referred to in (iii) or (iv) above.

                         Each such written notice shall be delivered personally
or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books and records of the corporation.

     SECTION 4.  VOTING.

          (a) GENERAL. Except as otherwise required by law, each holder of Common Stock shall have one vote for each share of Common Stock so held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of all series of Preferred Stock and all shares of Common Stock shall vote together as a single class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

          (b) ELECTION OF DIRECTORS. For so long as 2,202,289 or more shares, in the aggregate, of Series A Preferred Stock and Series A-1 Preferred Stock remain outstanding (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), the holders of Series A Preferred Stock and Series A-1 Preferred Stock, voting as a separate class on an as-converted to Common Stock basis, shall be entitled to elect one director.
For so long as 2,153,985 or more shares, in the aggregate, of Series B Preferred Stock and Series B-1 Preferred Stock remain outstanding (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), the holders of Series B Preferred Stock and Series B-1 Preferred Stock, voting as a separate class on an as-converted to Common Stock basis, shall be entitled to elect one director. The holders of the Common Stock, voting as a separate class, shall be entitled to elect two directors. The holders of Common Stock and Preferred Stock, voting as one class on an as-converted to Common Stock basis, shall be entitled to elect the remaining directors. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the holders of the class entitled to fill such seat as provided in this Section 4(b). Any amendment to this Section 4(b) shall require the vote of a two-thirds of the outstanding Preferred Stock (on an as-converted to Common Stock basis) and a majority of the outstanding Common Stock, voting as two separate classes.

          (c) APPROVAL BY PREFERRED STOCK. The corporation shall not, without first obtaining the approval of the holders of not less than two-thirds of the Preferred Stock then outstanding voting on an as-converted to Common Stock basis:

               (i) increase the number of authorized shares of Preferred Stock or any series of Preferred Stock;

               (ii) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or Bylaws if such action would adversely affect the rights, preferences, privileges, or restrictions of the Preferred Stock;

               (iii) authorize, create or issue shares of any class or series of stock having any preference or priority superior to or on a parity with any such preference or priority of the Series C Preferred Stock;

               (iv) engage in any transaction that would be deemed to be a liquidation event pursuant to Section 2(d);

               (v) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or Bylaws which has the effect of increasing the authorized number of directors of this corporation; or

               (vi) amend this Section 4(c).

     SECTION 5.  PREEMPTIVE RIGHTS.

          (a) Each holder of Preferred Stock shall have the right to purchase its Pro Rata Share of New Securities (as defined in this Section 5) which the corporation may, from time to time, propose to sell and issue. A holder's "Pro Rata Share" is the ratio that (i) the number of shares of Common Stock issuable upon conversion of Preferred Stock held by such holder immediately prior to such sale of New Securities bears to (ii) the sum of the total number of shares of Common Stock issuable upon conversion of all outstanding Preferred Stock.

          (b) Except as set forth below, "New Securities" shall mean any shares of capital stock, or rights to acquire shares of capital stock, of the corporation proposed to be sold by the corporation in an offering or series of related offerings with aggregate net proceeds to the corporation of $1,000,000 or more. Notwithstanding the foregoing, "New Securities" does not include
(i) the authorized Preferred Stock (including Series A-2 Preferred Stock,
Series B-2 Preferred Stock, Series C-2 Preferred Stock, etc.) and Common Stock underlying such Preferred Stock, (ii) securities offered to the public generally pursuant to a registration statement under the Securities Act of 1933, as amended, (iii) securities issued pursuant to the acquisition of another corporation by merger, purchase of all or substantially all of its assets, or other similar reorganization or combination, (iv) shares of the corporation's capital stock or related options, warrants or other rights to purchase such capital stock issued to employees, consultants, directors, equipment lessors or banks or similar institutional credit financing sources pursuant to plans or arrangements approved by the board of directors, (v) capital stock issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, provided that the preemptive rights established by this Section 5 apply with respect to the initial sale or grant by the corporation of such rights or agreements, (vi) stock issued in connection with any stock split, stock dividend or recapitalization by the corporation, or
(vii) issuances of stock pursuant to a "Strategic Partnering Transaction" (as defined below) where the stock so issued (x) represents less than ten percent of the total outstanding capital stock of the corporation on an as-converted to Common Stock basis measured immediately prior to such issuance and (y) involves payments for such stock to the corporation of not more than $3 million. For purposes of clause (vii) of the immediately preceding sentence, the term "Strategic Partnering Transaction" shall mean a transaction approved by the board of directors of the corporation involving the issuance of securities of the corporation to an entity as an integral component of a larger business relationship with such entity also involving material marketing, distribution, product development and/or technology licensing arrangements.

          (c) In the event the corporation proposes to undertake an issuance of New Securities, it shall give each holder of Preferred Stock written notice of its intention, describing the amount and type of New Securities, and the price and terms upon which the corporation proposes to issue the same. Each holder of Preferred Stock shall have twenty (20) days from the date of receipt of any such notice to agree to purchase up to its respective Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the corporation and stating therein the quantity of New Securities to be purchased.

          (d)  The corporation shall have ninety (90) days after such twenty
(20) day period to sell the New Securities not elected to be purchased by holders of Preferred Stock at a price and upon terms no more favorable to the purchasers of such securities than specified in the corporation's notice. In the event the corporation has not sold the New Securities within said ninety
(90) day period, the corporation shall not thereafter issue or sell any New Securities, without first offering such securities to the holders of Preferred Stock in the manner provided above.

          (e) Notwithstanding the foregoing, the preemptive rights set forth herein shall not prevent the corporation from offering and selling New Securities at any time; provided that, if the corporation has not given notice to holders of Preferred Stock prior to the issuance of New Securities as provided in Section 5(c), then the corporation shall give notice to the holders of Preferred Stock within fifteen (15) days after the issuance of New Securities. Such notice shall describe the amount, type, price and terms of the New Securities. Each holder of Preferred Stock shall have twenty (20) days from the date of receipt of such notice to elect to purchase its Pro Rata Share of New Securities. The closing of any such sale shall occur within thirty (30) days of the date of notice to the holders of Preferred Stock.

     SECTION 6. CONSENT TO DISTRIBUTIONS. Each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code and Sections 1 and 2 of this Article Four, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock from employees, officers, directors or consultants of the corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the board of directors of the corporation.

     SECTION 7. WAIVER OF RIGHTS, PREFERENCES OR PRIVILEGES. Except as otherwise required by law, any right, preference or privilege of the Preferred Stock may be waived by a majority of the outstanding shares of Preferred Stock voting on an as-converted to Common Stock basis, and such waiver shall be binding on all holders of Preferred Stock; PROVIDED, HOWEVER, that provisions of this Certificate requiring the consent of two-thirds of the Preferred Stock may be waived only by the vote or consent of two-thirds of the Preferred Stock voting on an as-converted to Common Stock basis.

     FIVE.     The corporation is to have perpetual existence.

     SIX.      In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation, subject to the provisions of Article Four, Section 4(c).

     SEVEN.    Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the corporation shall so provide.

     EIGHT.    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the Bylaws of the corporation.

     NINE.

          (a) LIMITATION OF DIRECTOR'S LIABILITY. To the fullest extent not prohibited by the General Corporation Law of Delaware as the same exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director.

          (b) INDEMNIFICATION OF CORPORATE AGENTS. The corporation shall indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director, officer or employee benefit plan fiduciary of the corporation or any predecessor of the corporation or serves or served at the request of the corporation or any predecessor of the corporation as a director, officer or employee benefit plan fiduciary of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise. The board of directors of the corporation may, in its discretion, extend such indemnification to former, current or future employees and other agents of the corporation or any predecessor corporate.

          (c) REPEAL OR MODIFICATION. Neither any amendment or repeal of this Article Nine, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

III. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors of the corporation.

IV. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law. The total number of outstanding shares of Common Stock of the corporation is 8,846,285. The total number of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock of the corporation is 4,404,578, 0, 4,307,969, 0, 2,437,241 and 0, respectively. The number of shares held by stockholders who consented to this amendment in writing equaled or exceeded the required percentages. The percentages required were (i) more than 50% of the outstanding Common Stock, (ii) more than two-thirds of the outstanding Preferred Stock voting as a single class on an as-converted to Common Stock basis, and (iii) more than 50% of the outstanding capital stock of the corporation voting as one class on an as-converted to Common Stock basis. Pursuant to Section 228 of the Delaware General Corporation Law, prompt written notice of this amendment and restatement has been given to all stockholders who did not consent to this amendment.

     We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true, correct and of our own knowledge.

     Executed at San Mateo, California, on March 13, 1998.



                                          /s/  John W. Danner
                                        ------------------------
                                        John W. Danner,
                                        President



                                          /s/  Stephen E. Recht
                                        --------------------------
                                        Stephen E.  Recht,
                                        Secretary